Exhibit 99.1

Sierra Monitor to Announce Third Quarter 2018 Results

and Hold Conference Call on November 1, 2018

Milpitas, California, October 25, 2018 (GLOBE NEWSWIRE) — Sierra Monitor Corporation (SRMC), a provider of Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements, today announced that management will host a conference call on Thursday, November 1, 2018 at 4:30 p.m. Eastern Time to discuss Sierra Monitor’s 2018 third quarter financial results with the investment community.

Anyone interested in participating should call 1-855-327-6837 if calling within the United States or 1-631-891-4304 if calling internationally. When asked, please reference confirmation code 10005812.

A replay will be available until November 8, 2018 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 10005812 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=132054.

About Sierra Monitor Corp.

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements.

The company’s FieldServer brand of protocol gateways and SMC Cloud target the facility automation segment and are used by OEMs and system integrators to enable local and remote monitoring and control. With more than 200,000 products, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT fire and gas detection solutions address the facilities safety segment, and are used by safety managers to protect facility personnel and assets. Tens of thousands of Sentry IT branded controllers, sensor modules, and software are installed at facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1978 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services, Sierra Monitor is at the forefront of the IIoT market expansion.

For more information visit: http://www.sierramonitor.com/

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Source: Sierra Monitor Corporation